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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-85312) and related Prospectus of US Unwired Inc. for the registration of 2,074,241 shares of US Unwired Inc.'s common stock and to the incorporation by reference therein of our report dated May 2, 2000, with respect to the financial statements of the Sprint Spectrum Albany, Syracuse and Manchester Markets (wholly owned by Independent Wireless One Corporation since their acquisition in 2000 from Sprint Spectrum L.P.) included in US Unwired Inc.'s Current Report on Form 8-K dated April 1, 2002, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Kansas City, Missouri
April 17, 2002